Exhibit 10.17

BUILDERS FIRSTSOURCE, INC.
2007 INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT, (the “Agreement”), dated as of   (the “Grant Date”), is made by and between Builders FirstSource, Inc., a Delaware corporation (the “Company”), and          (the “Grantee”).

WHEREAS, the Company has adopted the Builders FirstSource, Inc. 2007 Incentive Plan (as amended from time to time, the “Plan”), pursuant to which the Company may grant shares of Stock that are restricted as to transfer (shares so restricted hereinafter referred to as “Restricted Stock”);

WHEREAS, the Company desires to grant to the Grantee the number of shares of Restricted Stock provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.  Grant of Restricted Stock Award

(a) Grant of Restricted Stock.  The Company hereby grants to the Grantee           shares of Restricted Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) Incorporation of Plan.  The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement. Notwithstanding anything else contained herein or in the Plan, the Company agrees that in the event of a “going private” or similar transaction (a “Going Private Transaction”) that results in the Company’s common stock ceasing to be listed on a national securities exchange or quotation system, the shares of Restricted Stock awarded to Grantee shall be treated in the same manner as other shares of Restricted Stock under the Plan, including with respect to offers to purchase, merger consideration, tax payments (including discretionary or special bonuses in respect of tax obligations related to the Restricted Stock), etc.; provided, however, that nothing shall permit an early release of the Restricted Stock or any cash or other consideration payable for or on such Restricted Stock (the “Going Private Consideration”) prior to the date the restrictions on the Restricted Stock normally would have lapsed absent any Going Private Transaction (the “Normal Vesting Date”). If any Going Private Consideration is payable, such Going Private Consideration shall be held in escrow by the Company for Grantee until the Normal Vesting Date, subject to forfeiture pursuant to the terms of Section 2(e) hereof. If, as a result of a Going Private Transaction, Grantee is subject to any tax on the Going Private Consideration, upon written request by Grantee, along with such supporting information the Company reasonably requests, the Company will release from such escrow cash or marketable securities, if any and to the extent thereof, in an amount sufficient to cover taxes payable by Grantee on the Restricted Shares or Going Private Consideration that are payable on or before the date the Normal Vesting Date.

Section 2.  Terms and Conditions of Award

The grant of Restricted Stock provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a) Ownership of Shares.  Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall possess all incidents of ownership of the Restricted Stock granted hereunder, including the right to receive dividends with respect to such Stock and the right to vote such Stock.

(b) Restrictions.  Restricted Stock, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of prior to the lapse of restrictions set forth in this Agreement applicable thereto as set forth in Section 2(d). The Committee may, in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(d).

(c) Certificate; Restrictive Legend.  The Grantee agrees that any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the Builders FirstSource, Inc. 2007 Incentive Plan and an agreement entered into between the registered owner and Builders FirstSource, Inc. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

(d) Lapse of Restrictions.  Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(b) shall lapse on the second anniversary of the Grant Date, so long as (i) the Grantee continues to serve as a consultant of the Company pursuant to the terms of the Consulting Agreement (the “Consulting Agreement”) dated as of the date hereof between Grantee and the Company and (ii) provided the Grantee has not violated any of the terms of the Consulting Agreement, including without limitation the provisions of Article 5 thereof.

Upon the lapse of restrictions relating to Restricted Stock, the Company shall issue to the Grantee or the Grantee’s personal representative a stock certificate representing the           shares of Stock, free of the restrictive legend described in Section 2(c). If certificates representing such Restricted Stock shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Stock.

(e) Cessation of Service.  In the event that the Grantee’s service to the Company, as a consultant of the Company pursuant to the Consulting Agreement, ceases prior to the lapsing of restrictions with respect to the Restricted Stock granted hereunder (other than as a result of a termination thereof by the Company without Cause (as defined in the Consulting Agreement)), the Restricted Stock held by the Grantee shall be immediately forfeited as of the date of such cessation of service. A cessation of service described in the foregoing sentence shall be deemed to include, without limitation, any violation of the terms of the restrictive covenants by Grantee contained in Article 5 of the Consulting Agreement, regardless of whether the Company elects to terminate the Consulting Agreement.

Restricted Stock forfeited pursuant to this Section 2(e) shall be transferred to, and reacquired by, the Company without payment of any consideration by the Company, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, personal representatives or Permitted Transferees shall thereafter have any further rights or interests in such shares or certificates. If certificates containing restrictive legends shall have theretofore been delivered to the Grantee (or his/her legatees, personal representative or Permitted Transferee), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.

(g) Income Taxes.  The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Restricted Stock (or, if the Grantee makes an election under Section 83(b) of the Code, in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock. Such payment shall be made in the form of cash, shares of Stock already owned by the Grantee for at least six months prior to such lapse of restrictions, shares of Restricted Stock upon the lapse of restrictions, or in a combination of such methods. The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

Section 3.  Miscellaneous

(a) Notices.  Any notice by the Grantee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall deemed duly given if mailed or sent by overnight service to the Grantee at the address last specified to the Company by the Grantee, Grantee’s residence or Grantee’s address appearing on the books of the Company.

(b) No Right to Continued Service.  Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue to serve as a consultant of the Company.

(c) Bound by Plan and Company Policy.  By signing this Agreement, the Grantee (i) acknowledges that Grantee has received a copy of the Plan and has had an opportunity to review the Plan, (ii) agrees to be bound by all the terms and provisions of the Plan and (iii) agrees not to sell any Restricted Stock at a time when any law, rule, regulation or Company Policy prohibits a sale.

(d) Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e) Invalid Provision.  The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f) Modifications.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g) Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h) Governing Law.  This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware, other than the conflicts of law provisions thereof.

(i) Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Confidentiality.  By signing this Agreement, Grantee agrees to keep confidential and not to disclose to any person or entity (other than his potential employers, financing sources, and legal, financial, and tax advisors) information concerning the Company’s Restricted Stock, the number of shares of Restricted Stock covered by this Agreement or any transactions between the Grantee and the Company pursuant to this Agreement, except as required by applicable law or to the extent otherwise publicly disclosed by the Company.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the           day of          ,           .

BUILDERS FIRSTSOURCE, INC.

By:

Its:

GRANTEE:

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